Exhibit 99.1

400 Centre Street, Newton MA 02458-2076	tel: (617) 796-8350 fax: (617) 796-8385

FOR IMMEDIATE RELEASE

Contact:

Timothy A. Bonang

Manager of Investor Relations

(617) 796-8387

www.fivestarqualitycare.com

Five Star Accelerates Termination of 10 Sunrise Management Agreements

Newton, MA (May 31, 2006):  Five Star Quality Care, Inc. (AMEX: FVE) today announced that it has reached an agreement with Sunrise Senior Living Services, Inc. (NYSE: SRZ) to accelerate the termination of 10 long term management agreements to June 1, 2006 from the previously announced date of August 4, 2006.

As part of the termination, Five Star will pay Sunrise approximately $90 million in termination fees and management fees which would otherwise have been due Sunrise through August 4, 2006.  Five Star will record these payments as expenses in its income statement for the quarter ending June 30, 2006.  Five Star will fund these payments with cash on hand.

Five Star Quality Care, Inc. owns, leases, manages and operates senior living communities which offer independent living apartments, assisted living accommodations and skilled nursing services in 153 senior living communities with over 17,000 living units, located in 28 states.  Five Star also owns and operates five institutional pharmacies.  Five Star is headquartered in Newton, Massachusetts.

WARNING CONCERNING FORWARD LOOKING STATEMENTS

THIS PRESS RELEASE CONTAINS FORWARD LOOKING STATEMENTS WITHIN THE MEANING OF THE PRIVATE SECURITIES LITIGATION REFORM ACT OF 1995 AND FEDERAL SECURITIES LAWS.  THESE STATEMENTS REPRESENT FIVE STAR’S PRESENT BELIEFS AND EXPECTATIONS, BUT THEY MAY NOT OCCUR FOR VARIOUS REASONS.  FOR EXAMPLE, THE TERMINATION OF THE 10 MANAGEMENT AGREEMENTS WITH SUNRISE MAY IMPLY THAT FIVE STAR’S FINANCIAL RESULTS WILL IMPROVE IN THE FUTURE.  HOWEVER, THE TERMINATION OF THE 10 MANAGEMENT AGREEMENTS MAY NOT IMPROVE FIVE STAR’S FINANCIAL RESULTS OR MAY CAUSE IT TO EXPERIENCE OPERATING LOSSES.  ALTHOUGH ITS EXPECTATION IS OTHERWISE, FIVE STAR MAY BE UNABLE TO OPERATE THE COMMUNITIES THAT ARE THE SUBJECT OF THESE 10 MANAGEMENT AGREEMENTS FOR ITS OWN ACCOUNT IN A MANNER WHICH IS AS PROFITABLE AS, OR MORE

PROFITABLE THAN, THEY HAVE BEEN OPERATED BY SUNRISE.  YOU SHOULD NOT PLACE UNDUE RELIANCE UPON FIVE STAR’S FORWARD LOOKING STATEMENTS.  EXCEPT AS MAY BE REQUIRED BY APPLICABLE LAW, FIVE STAR DOES NOT INTEND TO IMPLY THAT IT WILL RELEASE PUBLICLY THE RESULT OF ANY REVISION TO THE FORWARD LOOKING STATEMENTS CONTAINED IN THIS PRESS RELEASE TO REFLECT THE FUTURE OCCURRENCE OF PRESENTLY UNANTICIPATED EVENTS.

(end)